EXECUTION COPY

                                ROYALTY AGREEMENT


         This Royalty Agreement, dated as of April 8, 2004, is made by US Energy Biogas Corporation, a Delaware corporation ("USEB"), Countryside Canada Power Inc., a Canadian corporation ("Holder"), U.S. Energy Systems, Inc., a Delaware corporation, and Cinergy Energy Solutions Inc., a Delaware corporation.

                             PRELIMINARY STATEMENT:

         WHEREAS, Holder and USEB desire to enter into an arrangement whereby Holder will make a payment to USEB in exchange for an economic participation in the distributable cash flow of USEB, and a right in certain circumstances to exchange such economic participation for non-voting USEB Stock,

         THEREFORE, for good and valuable consideration, as described below, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:



SectioN 1. Definitions.

         "Acquisition Agreement" means that certain agreement to be entered into between the Fund, Countryside Canada Acquisition Inc., an Ontario corporation, and U.S. Energy Systems, Inc., a Delaware corporation, dated of even date herewith.

         "AJG Note" means that certain purchase money note issued by AJG Financial Services Inc. to Resources Generating Systems, Inc. dated as of April 8, 2004.

         "AJG Subordinated Note" means that certain Amended and Restated Subordinated Note issued by USEB to AJG Financial Services Inc. dated October 15, 2003.

         "Agreement" means this Royalty Agreement dated as of April 8, 2004, including all Schedules and Attachments hereto.

         "Capital Event" means the liquidation of the USEB Operating Assets, the sale of all or substantially all of the USEB Operating Assets, or the refinancing of the USEB Loans.

         "Capital Distribution Cap" means the greatest amount of money such that 500% (five hundred percent) of such amount is, at the time such amount is distributed to Holder pursuant to the provisions of Section 7c(i) hereof, concurrently distributed to USEB Shareholders with respect to their USEB Stock.

         "Certificate of Incorporation" means that certain 2nd Amended and Restated Certificate of Incorporation of U.S. Energy Biogas Corp. substantially in the form attached hereto as Schedule 5 hereto.



         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Conversion" means the exchange by Holder of the Royalty Interest for the Equity Interest in accordance with the provisions of this Agreement.

         "Conversion Effective Date" means the date on which the Conversion becomes effective for purposes of this Agreement, which shall occur as of the first day on or after the Conversion Eligibility Date on which: (i) Holder has given Notice of election to exchange the Royalty Interest for the Equity Interest; (ii) Holder, USEB, and the Illinois Projects, as applicable, have received all third party consents and final, non-appealable approvals from government authorities as are required for such Conversion in the opinion of counsel to USEB, including but not limited to any ICC approval necessary to authorize a change of ownership of the Illinois Projects while maintaining their QSWEF status; (iii) USEB has filed the Certificate of Incorporation, and (iv) Holder has executed the Shareholder Agreement.

         "Conversion Eligibility Date" means the earlier to occur of the date on which payment or prepayment of the USEB Loans is made in full and the 20th (twentieth) anniversary of the date of this Agreement.

         "Distribution Cap" means the greatest amount of money such that at least 104.09% (one hundred four and nine one-hundredths percent) of such amount is at the time such amount is distributed with respect to the Royalty Interest, concurrently distributed to USEB Shareholders with respect to their USEB Stock which is neither (i) nonvoting stock which is limited and preferred as to dividends, nor (ii) "excluded stock" within the meaning of Code Section 1563(c).

         "Dividend Distribution Requirement" means the requirement under Section 4 to make concurrent distributions to USEB Shareholders.

         "Equity Interest" means non-voting USEB Stock to be issued by USEB upon the Conversion, conveying rights to the holder(s) thereof in the aggregate to 49% (forty-nine per cent) of any distribution authorized by the Board of Directors of USEB from time to time to be paid to USEB Shareholders with respect to USEB Stock. For purposes of the preceding sentence, "USEB Stock" does not include stock which is (i) nonvoting stock which is limited and preferred as to dividends, or (ii) "excluded stock" within the meaning of Code Section 1563(c).

         "Excluded Assets" means those certain assets of USEB identified in
Schedule 1 attached hereto.

         "Fiscal Quarter" means the three calendar months commencing on January 1, April 1, July 1, and October 1 each year.

         "Fund" means Countryside Power Income Fund, an unincorporated, open-ended, limited purpose trust formed under the laws of the Province of Ontario, Canada.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

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         "Gasco Notes" means those certain notes of indebtedness identified in
Schedule 2 attached hereto.

         "Gross Up Amount" shall have the meaning ascribed to such term in
Section 9 hereof.

         "Growth Capital Expenditures" means cash invested to expand the capacity or production of USEB Operating Assets.

         "Holder" means Countryside Canada Power Inc., a Canadian corporation which is a wholly-owned subsidiary of the Fund.

         "ICC" means the Illinois Commerce Commission, an official agency of the State of Illinois.

         "Illinois Projects" means those certain landfill gas recovery and power projects identified in Schedule 3 attached hereto.

         "Improvement Agreement" means that certain non-binding agreement entered into as of April 8, 2004 between USEB and the Fund, describing an intent to provide the Fund with a right of first offer to invest in two project expansion projects and two greenfield development projects.

         "Net Residual Proceeds" means the sum of the gross cash and other proceeds generated by a Capital Event and the amounts held in the Reimbursement Accounts as of the date of such Capital Event, less: (i) all expenses of or allocable to the USEB Operating Assets incurred in connection with the Capital Event, including but not limited to legal and accounting fees and disbursements, banking and investment banking fees, brokerage fees, and other internal and third party fees and costs related to the Capital Event and of or allocable to the USEB Operating Assets; (ii) all amounts required to pay the USEB Loans in full; (iii) Rate Incentive Reimbursement amounts and all other amounts due or reserved for future payments to the Illinois Public Utility Fund, the Illinois General Revenue Fund or State of Illinois governmental entity in respect of the Illinois Projects; (iv) all amounts required to pay the YESCO Note and the AJG Subordinated Note in full; (v) federal, state and local taxes due and owing and an amount to be reasonably reserved to pay all such taxes which will become payable by the USEB Operating Assets; (vi) all amounts required to liquidate all other financial and contractual liabilities and wind up the affairs of the USEB Operating Assets; (vii) all dividends of USEB and Royalty Payments which are declared and unpaid as of the date of the Capital Event; (viii) a stipulated amount of $30,000,000 (thirty million U.S. Dollars) representing the book value of the investment of USEB Shareholders in USEB Operating Assets including minority interests, but excluding the Royalty Interest, determined in accordance with GAAP as of the date of the Offering, (ix) a stipulated amount of $6,000,000.00 (six million U.S. Dollars) representing the book value of the Royalty Interest at the time of the Offering; provided that neither the USEB Reserve nor distributions therefrom shall be taken into account for purposes of determining Net Residual Proceeds, and provided further that for purposes of this definition, Net Residual Proceeds shall not be less than zero. For purposes hereof, non-cash proceeds shall be valued as follows: (i) publicly traded securities shall be valued at the average of their closing prices (as reported by the stock exchange upon which such securities had the highest daily volume) for the five trading days prior to the closing of the Capital Event, and (ii) any other non-cash proceeds shall be valued at their fair market value

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reasonably determined in good faith by USEB and Holder; provided that in the event Holder and USEB fail to agree upon the fair market value of such proceeds, either party may by Notice to the other, submit the question for final determination by an accounting firm of greater than 250 professionals accredited as such in the United States, that is unaffiliated with either party or their parent or subsidiary companies, and that is not currently under contract with or subject to a proposal for services to either party, their parent or subsidiary companies; and provided further that the determination of fair market value by such accounting firm shall be binding on both parties and not subject to judicial appeal, and that the costs and fees charged by such accounting firm shall be for the account of USEB and shall further reduce Net Residual Proceeds.

         "Notice" means the communication described below in Section 13.

         "Offering" means the distribution of trust units of the Fund, which distribution is made pursuant to an initial public offering on April 8, 2004.

         "QSWEF" means a Qualifying Solid Waste Energy Facility as determined by the ICC.

         "Rate Incentive Reimbursement" means the repayment of amounts received by USEB Operating Assets under a certain QSWEF rate incentive program established by the law of the State of Illinois.

          "Reimbursement Accounts" means those certain accounts required by the ICC to be maintained to fund the Rate Incentive Reimbursement.

         "Reimbursement Account Deposits" means those deposits and reinvestments of interest and earnings in the Reimbursement Accounts required by the provisions of the USEB Loan Agreement.

         "Royalty Distribution" means any Royalty Payment and any other payment by USEB to Holder with respect to the Royalty Interest, including without limitation the payments described in Section 7c below.

         "Royalty Interest" means the right of Holder established by the terms and conditions of this Agreement to receive: (i) from the date hereof until the Conversion Eligibility Date, the lesser of (a) the sum of 7% (seven per cent) of the USEB Distributable Cash Flow and 1.8% (one and eight-tenths of one per cent) of the USEB Revenues, and (b) the Distribution Cap; and (ii) on and after the Conversion Eligibility Date, the lesser of (x) 49% (forty-nine per cent) of USEB Distributable Cash Flow and (y) the Distribution Cap; provided that the Royalty Interest shall be determined in respect of each Fiscal Quarter or portion thereof, as the case may be, and shall be limited in any event to an amount of money equal to the USEB Distributable Cash Flow, if any, during such period.

         "Royalty Payment" means the sum of (i) any payment by USEB with respect to the Royalty Interest to Holder in accordance with the provisions of this Agreement, including without limitation any payment under Section 7 or Section 9 hereof, but not including the return of the $6,000,000.00 (six million U.S. Dollars) in consideration paid by Holder, pursuant to a Capital Event as provided in Section 7 (c) hereof, plus (ii) any applicable Gross Up Amount.

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         "Shareholder Agreement" means an agreement among the USEB Shareholders substantially in the form attached hereto as Schedule 4 hereto.

         "Transfer" shall have the meaning described in Section 10 hereof.

         "USEB" means US Energy Biogas Corporation, a Delaware corporation.

          "USEB Distributable Cash Flow" means with respect to any period of time, USEB Revenues less: (i) Reimbursement Account Deposits of cash during such period; (ii) actual cash payments and distributions of every kind made by USEB Operating Assets during such period (other than payments or distributions to other USEB Operating Assets or to Excluded Assets), such payments to include without limitation expenses, salaries, fees, rent, overhead not to exceed $1,400,000.00 (one million four hundred thousand U.S. Dollars) per annum, taxes, capital expense, and, if 100% (one hundred percent) of the revenues of Illinois Electrical Generation Partners II, L.P., a Delaware limited partnership ("IEGP II") are included in USEB Revenues, distributions to AJG Financial Services in respect of its interests in IEGP II, but to exclude payments to USEB Shareholders in respect of services rendered, and (iii) cash payments of principal and interest, funding of reserve requirements in cash, including but not limited to the USEB Reserve, and other cash payments and reimbursements during such period as required by the USEB Loan Agreement and the YESCO Note; provided that USEB Distributable Cash Flow shall not be reduced by Growth Capital Expenditures during such period.

         "USEB Loan(s)" means two certain loans from Holder to USEB dated of even date with the Offering, under which USEB will provide a first lien on all of the USEB Operating Assets as security, the direct and indirect subsidiaries of USEB will guarantee the USEB Loans jointly and severally, and such subsidiaries will provide a first lien on all of their respective assets as security for their guarantees.

         "USEB Loan Agreement" means that certain Loan Agreement evidencing the USEB Loans, the collateral security agreements pertaining thereto, and certain other agreements ancillary thereto, all dated as of the date of the Offering.

         "USEB Operating Assets" means the assets, liabilities and capitalization of USEB and its predecessor company and their subsidiaries, excluding the equity and assets and liabilities of the Excluded Assets.

         "USEB Reserve" means amounts held in that certain debt service cash reserve account required by the terms of the USEB Loan Agreement to be funded with an initial contribution of USD$2,000,000.00 (two million U.S. Dollars) and thereafter increased and maintained by USEB.

         "USEB Revenues" means, with respect to any period of time, the aggregate consolidated gross revenues received by the USEB Operating Assets during such period, including but not limited to: (i) interest on and other earnings from investment of the Reimbursement Accounts from time to time, to the extent such interest and earnings are not required by the USEB Loan Agreement to be reinvested in the Reimbursement Accounts and are reasonably determined by USEB to be in excess of the amounts required to provide for the Rate Incentive Reimbursement; (ii) interest on and other earnings from investment of the USEB Reserve; (iii) repayments of principal or payments of interest actually received

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during such period under any of the Gasco Notes; (iv) fees and other payments received from services rendered and sales made to persons or entities other than to the USEB Operating Assets; (v) amounts received under the QSWEF rate incentive program which have not otherwise been included in gross revenues, and
(vi) repayments of principal or payments of interest which are actually received by USEB during such period pursuant to the AJG Note; provided that cash or other proceeds generated by a Capital Event shall not be taken into account in determining USEB Revenues. For purposes of this definition, in order to eliminate multiple counting of revenues, aggregate consolidated gross revenues shall be determined in a manner that does not take into account amounts of any nature transferred among USEB Operating Assets.

         "USEB Shareholders" means all of the owners of USEB Stock.

         "USEB Stock" means all of the voting and nonvoting stock authorized and issued by USEB from time to time, which, for greater certainty, shall exclude the Royalty Interest.

         "YESCO Note" means that certain $4,700,000 Secured Promissory Note, dated March 30, 2001, by BMC Energy LLC, Brookhaven Energy, LLC, Countryside Genco, L.L.C., Countryside Landfill Gasco, L.L.C., Morris Genco, L.L.C. and Morris Gasco, L.L.C., each a Delaware limited liability company, in favor of Yankee Energy Services Company, as amended.


SECTION 2. Grant of Royalty Interest. In consideration of a cash payment by Holder sto USEB in the amount of USD $6,000,000.00 (six million U.S. Dollars), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, USEB hereby grants to Holder the Royalty Interest, subject to the terms and conditions of this Agreement.

SECTION 3. Royalty Payments. Subject to the following Section 4, Royalty Payments shall be paid within 45 (forty-five) days following the last day of each Fiscal Quarter, including the Fiscal Quarter in which the Conversion Effective Date or a Capital Event may occur, and USEB shall provide with each such payment a detailed statement of calculations supporting the determination of the Royalty Payment.

SECTION 4. Dividend Distribution Requirement. Notwithstanding anything else in this Agreement, no Royalty Distribution may be made unless, at the time of such Royalty Distribution, an amount equal to or greater than 104.09% (one hundred four and nine one hundredths percent) of the amount of the Royalty Distribution is concurrently distributed to USEB Shareholders with respect to their USEB Stock which is neither (i) nonvoting stock which is limited and preferred as to dividends, nor (ii) "excluded stock" within the meaning of Code Section 1563(c). In the event that a Royalty Distribution or any portion thereof is not timely paid or a Royalty Distribution or any portion thereof would have been payable but was not paid because USEB has not paid dividends to USEB Shareholders for any reason (including (i) compliance with dividend distribution restrictions provisions of the USEB Loans or the YESCO Note, (ii) restriction imposed by law, statute, rule or regulation, or (iii) other good business reason (each of (i) through (iii) a "Dividend Payment Restriction")), then such unpaid amounts shall accrue for the account of Holder and be reserved by USEB, and, (A) in the case

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in which failure to pay the dividends was due to a Dividend Payment Restriction,
USEB shall pay such previously restricted dividends and the corresponding accrued and unpaid Royalty Distributions as soon as practicable after such Dividend Payment Restriction no longer remains operative, until all accrued and unpaid Royalty Distributions have been paid in full, and (B) in all other cases, USEB shall pay such dividends and the corresponding accrued and unpaid Royalty Distributions as soon as practicable, until all accrued and unpaid Royalty Distributions have been paid in full. For greater certainty, Holder shall in no event be entitled to receive any such unpaid, accrued or reserved amounts except in compliance with the first sentence of this Section 4.

SECTION 5. Term. The Term of this Agreement and the Royalty Interest conveyed hereunder shall commence upon the date first appearing above, and shall terminate upon the earlier to occur of (i) the payment of all amounts due to Holder pursuant to the provisions of this Agreement following the occurrence of a Capital Event other than a refinancing of the USEB Note, and (ii) the Conversion Effective Date; provided that Holder's rights under this Agreement to receive Royalty Payments which have accrued during the Term hereof shall survive such termination until the date on which the final Royalty Payment due or accrued to Holder have been paid.

SECTION 6. Conversion. Holder shall have the right to convert all but not less than all of its rights in and to the Royalty Interest into the Equity Interest, and shall have the right to own the Equity Interest, subject to the following provisions of this Section 6:

         a. Holder shall have the right at its sole discretion to convert all but not less than all of its rights in and to the Royalty Interest at any time on or after the Conversion Eligibility Date.

         b. Holder shall exercise the right to convert the Royalty Interest to the Equity Interest by: (i) giving Notice of such exercise to USEB as provided below, and (ii) executing the Shareholder Agreement.

         c. Holder shall own the Equity Interest as of the Conversion Effective Date, at which time the Royalty Interest shall expire and terminate, whether this Agreement has terminated or not.

         d. Upon Notice from Holder of election to exercise its right to Conversion, USEB shall use its reasonable best efforts, and Holder shall use its reasonable best efforts to cooperate with USEB, to obtain all third party consents and approvals of government authorities required to effect the Conversion in the opinion of counsel to USEB, including but not limited to any ICC approval necessary to authorize a change of ownership of the Illinois Projects while maintaining their QSWEF status.

         e. Upon Notice from Holder of election to exercise its right to Conversion, U.S. Energy Systems, Inc. and Cinergy Energy Solutions Inc. shall execute the Shareholder Agreement and USEB shall file the Certificate of Incorporation.

         f. USEB shall calculate the Royalty Interest up to and including the Conversion Effective Date and shall make the final Royalty Payment not later than 45 days following the end of the Fiscal Quarter in which the Conversion Effective Date occurs, subject to the provisions of Section 4 above.

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         g. USEB shall authorize and issue to Holder upon the Conversion
         Effective Date, one or more fully executed certificates evidencing, in the aggregate, ownership of the Equity Interest.

         h. For greater certainty, any Royalty Payment occurring as of or after the Conversion Effective Date shall be subject to the Dividend Distribution Requirement, provided that Holder shall not be treated as a USEB Shareholder for such purposes.

         i. Prior to the Conversion Effective Date, subject to the provisions of the USEB Loans, USEB shall have the right to distribute any or all of the USEB Reserve to the USEB Shareholders without the consent of Holder.

         j. Conversion of the Royalty Interest to the Equity Interest shall be further subject to and conditioned upon full compliance with the following conditions:

                  (i) The Conversion will not result in USEB being subject to the registration and reporting requirements of the Investment Company Act of 1940, as amended.

                  (ii) The Conversion shall not cause USEB to become a "holding company" or a "public utility company" or an "affiliate" of a "public utility company" as such terms are defined by the Public Utility Holding Company Act of 1935.

                  (iii) The Conversion will not result in USEB or any USEB Shareholder being subject to any additional material regulatory burdens or adverse tax treatment.

                  (iv) The Conversion shall not cause USEB or its subsidiaries to become subject to the Federal Power Act or Natural Gas Act or regulation as a "public utility", a "local distribution company", an "electric load serving entity" or a similar entity under the law of any state except to the extent that, at the time of the Conversion, USEB or any subsidiary thereof is already subject to regulation thereunder.

                  (v) The Conversion shall not cause any "Qualifying Facility" within the meaning of the Public Utility Regulatory Policies Act of 1978 and 18 C.F.R. Part 292 in which USEB or its subsidiaries hold an equity interest to lose its status as such or have any material adverse effect on the federal, state or local regulatory status of any project owned or operated by USEB or its subsidiaries.

SECTION 7.          Capital Event.

         a. USEB shall give Holder prior Notice as soon as practicable of any potential Capital Event, in sufficient detail that Holder may have a reasonable opportunity to evaluate and at its discretion exercise its rights to Conversion prior to such Capital Event.

         b. Upon the occurrence of a Capital Event when Conversion has not occurred, the Royalty Interest shall be determined through the date of the Capital Event and the appropriate Royalty Payment, if any, shall be made.

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         c. Upon the occurrence of a Capital Event when Conversion has not occurred on or prior to such Capital Event, in addition to and not in lieu of any Royalty Payment due, USEB shall pay to Holder the aggregate of (i): the lesser of (A) the Capital Distribution Cap, and (B) $6,000,000 (six million U.S. Dollars), and (ii) the lesser of (C) the Distribution Cap, and (D) an amount of money equal to 49% (forty-nine per cent) of the Net Residual Proceeds, if any.

SECTION 8. Dividends. USEB shall at all times take such actions and cause such actions to be taken, as the case may be, for USEB: (i) to authorize, declare and pay dividends which will maximize the Distribution Cap and the Capital Distribution Cap for purposes of determining the Royalty Interest and the Royalty Distributions pursuant to the terms of this Agreement and permit the payment in full of any Royalty Distribution when such Royalty Distribution is first due, and (ii) to pay to Holder its share of the Net Residual Proceeds as provided by this Agreement, provided that such obligation to take and cause such actions shall be subject in each case to applicable law and the terms of the USEB Loan Agreement, the YESCO Note, and the AJG Subordinated Note.

SECTION 9. Reimbursement of Withholding Tax. In addition to any other payments due and payable to Holder under this Agreement, USEB shall make Holder whole for any U.S. withholding taxes that are imposed on Holder with respect to any Royalty Distribution, as follows: USEB shall be responsible for the payment of United States federal and state withholding taxes with respect to Royalty Distributions, and shall add to each Royalty Distribution such amount as is necessary to put Holder in the same position it would have been in if no such withholding taxes were imposed on such Royalty Distribution ("Gross Up Amount").

SECTION 10.        Assignment and Transfer.

         a. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         b. USEB may not assign, assign as collateral, or Transfer (as defined below) any of its rights or obligations under this Agreement without the prior written consent of Holder, which consent shall not unreasonably be withheld. Except to the extent expressly restricted by this Section 10, Holder may freely assign, assign as collateral, or Transfer its rights and obligations under this Agreement. Each party shall use its commercially reasonable best efforts to assist and cooperate with the other parties in any manner reasonably requested to effect the assignment, collateral assignment or Transfer of rights and obligations under this Agreement, subject to the provisions of this
         Section 10. In the case of a permitted assignment hereunder (other than a permitted collateral assignment), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as would assignor hereunder. In the case of any collateral assignment permitted under this Agreement, assignor's obligations under this Agreement shall remain unchanged and assignor shall remain solely responsible to the other parties hereto for the performance of such obligations, and the other parties may continue to deal directly with assignor. Without the prior written consent of USEB, Holder shall not assign, assign as collateral, or Transfer less than all of Holder's rights and obligations under this Agreement.

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         c. Notwithstanding any other provision of this Agreement, without the prior written consent of USEB, U.S. Energy Systems, Inc. and Cinergy Energy Solutions Inc., no assignment, assignment as collateral, or Transfer (including participations), shall be permitted to any person or entity that is engaged or that has affiliates engaged in the business of developing, owning or operating landfill gas recovery systems or power generating or thermal energy production facilities fueled by landfill gas, or in the business of developing, owning or operating district thermal energy systems.

         d. Except with respect to collateral assignments of Holder's rights and obligations under this Agreement which are not absolute assignments , the Royalty Interest shall not be sold, transferred, donated, given, assigned, or otherwise disposed of, whether voluntarily, by operation of law or otherwise (any of the foregoing acts with respect to rights and obligations under this Agreement including without limitation the Royalty Interest being referred to in this Section 10 as a "Transfer"), except subject to and conditioned upon full compliance by the transferor and transferee of such Royalty Interest with each of the following conditions:

                  (i) Each transferee shall have executed an agreement in form and substance satisfactory to USEB, by which such transferee shall have agreed to become a party to and bound by the terms and conditions of this Agreement.

                  (ii) No Transfer shall be made: (A) to a person or other entity who, in accordance with applicable law, lacks the capacity to own, or otherwise is prohibited from owning, such Royalty Interest by reason of minority, incompetence or otherwise; or (B) to a person or entity otherwise prohibited by applicable law from entering into such transaction or holding such Royalty Interest; or (C) which violates any other provision of this Agreement.

                  (iii) The transferor and transferee shall have delivered to USEB such other agreements, instruments and other documents (including opinions of counsel reasonably satisfactory to USEB) as USEB shall request in order to demonstrate compliance of any such Transfer with the provisions of this Agreement and applicable law. (iv) The Transfer will not result in USEB being subject to the registration and reporting requirements of the Investment Company Act of 1940, as amended.

                  (v) The Transfer shall not cause USEB to become a "holding company" or a "public utility company" or an "affiliate" of a "public utility company" as such terms are defined by the Public Utility Holding Company Act of 1935.

                  (vi) The Transfer will not result in USEB or any USEB Shareholder being subject to any additional material regulatory burdens or adverse tax treatment.

                                       10

                  (vii) The Transfer shall not cause USEB or its subsidiaries to become subject to the Federal Power Act or Natural Gas Act or regulation as a "public utility", a "local distribution company", an "electrical load serving entity" or a similar entity under the law of any state except to the extent that, at the time of the Transfer, USEB or any subsidiary thereof is already subject to regulation thereunder.

                  (viii) The Transfer shall not cause any "Qualifying Facility" within the meaning of the Public Utility Regulatory Policies Act of 1978 and 18 C.F.R. Part 292 in which USEB or its subsidiaries hold an equity interest to lose its status as such or have any material adverse effect on the federal, state or local regulatory status of any project owned or operated by USEB or its subsidiaries.

SECTION 11. Conditions of Effectiveness. This Agreement shall become effective as of the date first set forth above when each of the following conditions shall have been fulfilled:

         a. Each of USEB, Holder, U.S. Energy Systems, Inc. and Cinergy Energy Solutions Inc. shall have executed and delivered to each other a counterpart of this Agreement;

         b. USEB shall have delivered to Holder an opinion of counsel relating to the transactions contemplated by this Agreement in form and substance reasonably satisfactory to Holder;

         c. Holder shall have delivered to USEB the consideration described in
         Section 2 hereof;

         d. The representations and warranties set forth in Section 12 hereof shall be true and correct on and as of the date of effectiveness of this Agreement as though made on and as of such date; and

         e. All of the transactions contemplated in the Acquisition Agreement shall have been completed.

SECTION 12.       Representations, Warranties and Covenants.

         a. USEB, U.S. Energy Systems, Inc. and Cinergy Energy Solutions Inc. individually and not jointly and severally represent and warrant that:

         (i) Each of them is a corporation duly organized, validly existing and in good standing under the laws of the State of its respective incorporation and is duly qualified to do business and in good standing under each other jurisdiction in which it owns its properties or the conduct of its business requires such qualification.

         (ii) Each of them has the corporate power and authority to own, license or lease the properties and assets it purports to own, license or lease and to conduct its business as now conducted and as presently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement.

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         (iii) The execution and delivery by each of them of this Agreement and the performance of its respective obligations hereunder have been or will be, as the case may be, duly authorized and constitute or will constitute, as the case may be, valid obligations legally binding upon it and enforceable in accordance with the terms hereof, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles relating to or limiting creditors' rights generally. This Agreement has been executed and delivered by each of them.

         (iv) The execution and delivery of this Agreement by each of them and the performance of its respective obligations hereunder do not, and will not, require any approval that has not been obtained, or the approval of any trustee or holder of any obligation or indebtedness of that has not been obtained, and do not, and will not, contravene any law, statute, rule or regulation, any governmental approval or authorization or its respective corporate governing documents, or constitute a default under any indenture, mortgage, deed of trust, loan , purchase or credit agreement, lease or any other agreement or instrument to which it is a party or by which it or its properties may be bound or affected, or result in the creation of any lien upon any of its property.

         b. Holder represents and warrants that:

                  (i) Holder is a corporation duly organized, validly existing and in good standing under the laws of Canada.

                  (ii) Holder has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                  (iii) The execution and delivery of this Agreement by Holder and the performance by Holder of its obligations hereunder have been or will be, as the case may be, duly authorized and constitute or will constitute, as the case may be, valid obligations of Holder legally binding upon it and enforceable in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles relating to or limiting creditors' rights generally. This Agreement has been executed and delivered by Holder.

                  (iv) The execution and delivery by Holder of this Agreement and the performance by Holder of its obligations hereunder do not, and will not, require any approval that has not been obtained, or the approval of any trustee or holder of any obligation or indebtedness of Holder that has not been obtained, and do not, and will not, contravene any law, statute, rule or regulation, any governmental approval or authorization, or Holder's corporate governing documents, or constitute a default under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement or instrument to which Holder is a party or by which Holder or its properties may be bound or affected.

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                  (v) In connection with the execution of this Agreement, Holder is delivering to USEB a complete and valid Form W-8BEN.


         c. Covenants.

                  (i) Other than the Royalty Interest and the right to acquire the Equity Interest as provided herein, Holder covenants not to acquire (until after the Conversion Effective Date) directly, indirectly, by operation of the constructive ownership rules of Code Section 318 as modified by Code Section 871(h)(3)(C), or through a person bearing a relationship to Holder described in Code Section 267, any equity interest or royalty interest or option, right of first refusal, right of first offer or similar right to acquire an equity interest or royalty interest in any of USEB, U.S. Energy Systems, Inc., or Cinergy Energy Solutions Inc., except as provided in the "Definitive Agreement" as that term is defined in the Improvement Agreement.

                  (ii) Holder and USEB agree to cooperate and to file or provide such forms, returns or other documentation as may at any time be required or appropriate to minimize the U.S. federal withholding tax applicable to any Royalty Payment or other transaction contemplated hereunder.

                  (iii) The parties hereto agree that except as required by a change in law or GAAP after the date hereof, they (and their respective direct and indirect subsidiaries) will not treat the Royalty Interest as debt for any purposes (including for accounting purposes).

                  (iv) No USEB Shareholder shall sell, transfer, donate, give, mortgage, pledge, hypothecate, or otherwise encumber or dispose of, whether voluntarily, by operation of law or otherwise (any of the foregoing acts being herein referred to as a "Transfer") any USEB Stock now or hereafter owned by such USEB Shareholder, except subject to and conditioned upon full compliance by the transferor and transferee with each of the following conditions:

                           (1) Each transferee shall have executed an agreement
                  in form and substance satisfactory to Holder, by which such transferee shall have agreed to become a party to and bound by the terms and conditions of this Agreement.

                           (2) No Transfer shall be made: (A) to a person or
                  other entity who, in accordance with applicable law, lacks the capacity to own, or otherwise is prohibited from owning, such USEB Stock by reason of minority, incompetence or otherwise; or (B) to a person or entity otherwise prohibited by applicable law from entering into such transaction or holding such USEB Stock; (C) to any person if, as a result of such Transfer, any USEB Stock would be "excluded stock" within the meaning of Code Section 1563(c), or (D) which violates any other provision of this Agreement.

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                           (3) The transferor and transferee shall have
                  delivered to Holder such other agreements, instruments and other documents (including opinions of counsel reasonably satisfactory to Holder) as Holder shall request in order to demonstrate compliance of any such Transfer with the provisions of this Agreement and applicable law.

                  (v) USEB shall not directly or indirectly solicit any proposals or enter into any agreements or arrangements of any kind with any person or entity, which proposals, agreements or arrangements, if given effect, would be inconsistent with the provisions of this Agreement or would frustrate its intent.

                  (vi) USEB will not authorize or issue any stock which is nonvoting and limited and preferred as to dividends, and will not issue any stock to a person if, in the hands of such person, such stock would be "excluded stock" within the meaning of Code Section 1563(c).


SECTION 13. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by overnight courier service next day delivery, as follows:

         a. If to USEB, at its address at One North Lexington Avenue 15th Floor,
         ATTN: President, Facsimile number (914) 993-6303.

         b. If to Holder, at its address at 246 Waterloo Street, London, Ontario, N6B 2N4, ATTN: Nicole Archibald, Facsimile number (519) 435-0396, with a copy to Countryside U.S. Power Inc., c/o U.S. Energy Systems, Inc. at its address at One North Lexington Avenue 15th Floor,
         ATTN: President, Facsimile number (914) 993-6303..

         c. If to U.S. Energy Systems, Inc., at its address at One North Lexington Avenue 15th Floor, ATTN: Goran Mornhed, President & COO, Facsimile number ( 914) 993-6303.

         d. If to Cinergy Energy Solutions Inc., at its address at 139 East Fourth Street, 5 Atrium II EA502, Cincinnati, Ohio 45202, ATTN:
         President, Facsimile number (513) 419-5672 with a copy to Cinergy Corp., 139 East Fourth Street, 5 Atrium II EA503, Cincinnati, Ohio 45202, ATTN: General Counsel, Commercial Business Unit, Facsimile number (513) 419-6955.

         e. As to each party hereto, at such other address as shall be designated by such party from time to time by Notice to the other parties hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by overnight courier service to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

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SECTION 14. Books and Records. USEB shall keep and maintain proper books and records of the transactions and payments under this Agreement, and shall permit the other parties hereto access to review and make photocopies of such books and records during normal business hours on reasonable prior Notice.

SECTION 15. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 16. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of the New York.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                          US Energy Biogas Corporation

                          By: _______________________________
                          Name:
                          Title:

                          Countryside Canada Power Inc.

                          By__________________________________
                            Name:
                            Title:

                          U.S. Energy Systems, Inc.

                          By_________________________________
                            Name:
                            Title:


                         Cinergy Energy Solutions, Inc.

                          By_________________________________
                            Name:
                            Title:

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